UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2017

NF ENERGY SAVING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50155	02-0563302
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Qingnian Avenue, Heping District
Shenyang, P.R. China	110015
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (8624) 8563-1159

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 27, 2017, The NASDAQ Stock Market (“Nasdaq”) notified NF Energy Saving Corporation (the “Company”) that for the previous 30 consecutive business days, the Company was not in compliance with Rule 5550(a)(2) of the Nasdaq Listing Rules. Rule 5550(a)(2) requires the Company’s common stock to maintain a minimum bid price of $1.00 per share. Therefore, under Nasdaq’s continued listing requirements, a deficiency existed. The notification has no immediate effect on the listing of the Company’s common stock.

Rule 5810(c)(3)(A) of the Nasdaq Listing Rules provides the Company with a grace period of 180 calendar days, ending January 22, 2018, during which it may regain compliance with the minimum bid price requirement. If before January 22, 2018, the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days, the Company will return to compliance. If the Company does not achieve compliance by that date, then Nasdaq will notify the Company that its common stock is subject to delisting from the Nasdaq Capital Market.

In the event the Company becomes subject to delisting, Nasdaq may, in its discretion and assuming the Company can meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, grant the Company an additional 180 days in which to regain compliance, otherwise the Company may appeal the delisting determination to a Nasdaq Hearings Panel. The Company will monitor the closing bid price of its common stock and will consider various possible options if it does not appear that it will return to compliance within the applicable grace period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NF ENERGY SAVING CORPORATION
Date: July 31, 2017	By:	/s/ Gang Li
Gang Li,
President and Chief Executive Officer